Exibit 4(b)

This Warrant has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, nor the securities laws of any other jurisdiction. This Warrant may not be sold or transferred in the absence of an effective registration statement under those securities laws or an opinion of counsel, in form and substance satisfactory to the Company, that the sale or transfer is pursuant to an exemption to the registration requirements of those securities laws.

                                -----------------


                                 NCT GROUP, INC.

             (Incorporated under the laws of the State of Delaware)

          Void after 5:00 p.m., New York City time, on January 10, 2007

                                                             Warrant to Purchase
                                                             5,000,000 Shares of
                                                                    Common Stock

               Warrant for the Purchase of Shares of Common Stock

No. LF-3

     FOR VALUE RECEIVED, NCT GROUP, INC. (the "Company"), a Delaware corporation, on this 10th day of January, 2002 (the "Grant Date") hereby issues this warrant (the "Warrant") and certifies that Libra Finance S. A. (the
"Holder") is granted the right, subject to the provisions of the Warrant, to purchase from the Company, at any time, or from time to time during the period commencing at 9:00 a.m. New York City local time on the Grant Date and expiring, unless earlier terminated as hereinafter provided, at 5:00 p.m. New York City local time on January 10, 2007 (the "Expiration Date") up to five million (5,000,000) fully paid and nonassessable shares of Common Stock, $.01 par value, of the Company at a per share price equal to the lesser of (i) $0.07 or (ii) the lowest Closing Bid Price (as defined below) for the period of the Grant Date through June 28, 2002, inclusive (as applicable, the "Exercise Price").

     The term "Common Stock" means the shares of Common Stock, $.01 par value, of the Company as constituted on the Grant Date of this Warrant, together with any other equity securities that may be issued by the Company in addition thereto or in substitution therefor. The number of shares of Common Stock to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Stock".

     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

     The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held, subject to all of the conditions, limitations and provisions set forth herein.

     1. Exercise of Warrant.

          1.1. Period of Exercise. This Warrant may be exercised in whole or in part at any time, or from time to time, during the period commencing at 9:00 a.m., New York City local time, on the Grant Date, and expiring at 5:00 p.m., New York City local time, on the Expiration Date, or, if such day is a day on which banking institutions in the City of New York are authorized by law to close, then on the next succeeding day that shall not be such a day.

          1.2 Exercise For Payment. Subject to the restrictions and limitations set forth above, this Warrant may be exercised by presentation and surrender hereof to the Company at its principal office with the Warrant Exercise Form attached hereto duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of the Company) of the Exercise Price for the number of shares specified in such Form and instruments of transfer, if appropriate, duly executed by the Holder.

          1.3 Cashless Exercise. As the alternative to the payment method of exercise described in Section 1.2 above, the Holder may exercise this Warrant by surrendering this Warrant in exchange for the number of shares of Warrant Stock equal to the product of (a) the number of shares of Warrant Stock as to which the Warrant is being exercised, multiplied by (b) a fraction, the numerator of which is the Market Price (as defined below) of the Common Stock less the Exercise Price of the Warrant Stock and the denominator of which is the Market Price of Common Stock. Solely for the purposes of the foregoing calculation, the "Market Price" of the Common Stock shall be based on the date on which the Warrant Exercise Form attached hereto is deemed to have been sent to the Company pursuant to
     Section 12 hereof, and shall be equal to the last sale price of the Common Stock on the Nasdaq National Market System (the "Nasdaq-NM") as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq-NM is not the principal trading market for such security, then on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, then in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg (as applicable, the "Principal Market"). For purposes of this Warrant, the method of exercise described in this
     Section 1.3 shall be known as "Cashless Exercise."

          1.4 Partial Exercise. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

          1.5 Transfer Books and Certificates. Upon receipt by the Company of this Warrant, together with the Warrant Exercise Form and the Exercise Price, at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

          1.6 Certain Taxes. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant.

          1.7 Adjustment of Number of Shares. If the Closing Bid Price (as defined below) of the Common Stock on the Principal Market for any Trading Day (as defined below) between the Grant Date and June 28, 2002 (inclusive) is greater than $0.25, then, as of the date that such condition is first met, to the extent that this Warrant remains unexercised for up to three million (3,000,000) shares of Warrant Stock, the right to purchase up to such three million (3,000,000) shares of Warrant Stock shall automatically be extinguished.

          1.8 Certain Beneficial Ownership. The Holder shall not be entitled to exercise this Warrant to the extent that (a) the number of shares of Common Stock issuable upon such exercise and (b) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on the date of such exercise would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock on the date of such exercise. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with
     Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises of only 9.99%. The Holder may void the exercise limitation described in this paragraph upon 75 days' prior written notice to the Company. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

     2.Mandatory Exercise of Warrant.

          2.1 Company Right. The Company has the right to require the Holder to exercise this Warrant in accordance with the following terms and schedule (such requirement a "Mandatory Exercise"):

               (a) the Company may, in its sole discretion, require the Holder in one or more Mandatory Exercises, pursuant to one or more Notices of Mandatory Exercise (as defined in Section 2.2 below), to exercise this Warrant in part for up to and including one million six hundred sixty-six thousand six hundred sixty-six (1,666,666) shares of Common Stock on or after any such date that (i) the Closing Bid Price (as defined below) of the Common Stock for each of the previous fifteen
          (15) consecutive Trading Days (as defined below) (each such period a "Test Period") equals or exceeds $0.1167 per share, and (ii) the average daily trading volume of the Common Stock during such Test Period is equal to or greater than one million five hundred thousand (1,500,000) shares; and

               (b) the Company may, in its sole discretion, require the Holder in one or more Mandatory Exercises, pursuant to one or more Notices of Mandatory Exercise, to exercise this Warrant in part for a total of up to and including three million three hundred thirty-three thousand three hundred thirty-four (3,333,334) shares of Common Stock on or after any such date that (i) the Closing Bid Price of the Common Stock during such Test Period equals or exceeds $0.1556 per share, and (ii) the average daily trading volume of the Common Stock during such Test Period is equal to or greater than two million five hundred thousand (2,500,000) shares;

provided further, that (i) the Company shall not submit a Notice of Mandatory Exercise (as defined in Section 2.2) within a period of thirty (30) Trading Days from any previous Notice of Mandatory Exercise, (ii) the Company shall not submit a Notice of Mandatory Exercise (as defined in Section 2.2) unless the shares of Common Stock to which such Notice of Mandatory Exercise relates have, during the applicable Test Period, been registered for sale to the public under the Securities Act of 1933, as amended (the "1933 Act"), and (iii) the Company's right to require a Mandatory Exercise pursuant to either of subsections a or b above, after the conditions in the relevant subsection are met, shall exist only for as long as such conditions continue to be met.

If, pursuant to a Mandatory Exercise, this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

For purposes of this Warrant, the following terms shall have the following meanings:

          (x) "Closing Bid Price" means, for any security as of any date, the last closing bid price on the Principal Market.

          (y) "Trading Day" shall mean a day on which the Common Stock is traded on the Principal Market.

          2.2 Notice to Holder and Holder's Response. Such a Mandatory Exercise by the Company, as provided for in Section 2.1, shall be effectuated by providing notice to the Holder by facsimile transmission of a mandatory exercise (a "Notice of Mandatory Exercise"). Upon receipt by the Holder of a facsimile copy of a Notice of Mandatory Exercise (the "Date of Receipt"), the Holder shall within five (5) business days of the Date of Receipt exercise this warrant for the number of shares specified in such Notice of Mandatory Exercise by presentation and surrender of the Warrant to the Company with the duly executed Warrant Exercise Form attached hereto and accompanied by payment of the relevant Exercise Price.

          2.3 Holder's Failure to Timely Exercise. If the Holder shall fail to exercise the Warrant within five (5) business days of the Date of Receipt, then, with respect to the number of shares specified in the applicable Notice of Mandatory Exercise, all rights under the Warrant automatically shall be extinguished.

     3. Reservation of Shares. The Company will at all times reserve for issuance and delivery upon exercise of this Warrant all shares of Common Stock of the Company from time to time receivable upon exercise of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable and free of all preemptive rights.

     4.Warrant Stock Registration and Transfer.

          4.1 Registration. The Company shall include the Warrant Stock on the next available registration statement the Company files with the Securities and Exchange Commission (the "SEC") that relates to shares of Common Stock. The Company shall use best efforts to cause such registration statement to be declared effective by the SEC and to remain effective until the earlier of (a) the date on which Holder has sold all of the Warrant Stock or (b) the date on which this Warrant expires.

          4.2 Transfer. The Warrant Stock may not be sold or otherwise disposed of unless registered pursuant to the provisions of the 1933 Act, or an opinion of counsel in form and content satisfactory to the Company is obtained stating that such sale or other disposition is made in compliance with an available exemption from such registration. Any sale or other disposition of the Warrant Stock must also comply with all applicable state securities laws and regulations.

     5.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but the Company shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Warrant.

     6.Exchange, Transfer, Assignment of Loss of Warrant. This Warrant is not registered under the 1933 Act nor under any applicable state securities law or regulation. This Warrant cannot be sold, exchanged, transferred, assigned or otherwise disposed of unless registered pursuant to the provisions of the 1933 Act or an opinion of counsel in form and content satisfactory to the Company is obtained stating that such disposition is in compliance with an available exemption from registration. Any such disposition must also comply with applicable state securities laws and regulations.

     7.Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

     8.Redemption. This Warrant is not redeemable by the Company.

     9.Anti-Dilution Provisions.

          9.1  Adjustment  for Dividends in Other  Securities,  Property,  Etc.:
     Reclassification, Etc. In case at any time or from time to time after the Grant Date the holders of Common Stock (or any other securities at the time receivable upon the exercise of this Warrant) shall have received, or on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive without payment therefor: (a) other or additional securities or property (other than cash) by way of dividend,
     (b) any cash paid or payable except out of earned surplus of the Company at the Grant Date as increased (decreased) by subsequent credits (charges) thereto (other than credits in respect of any capital or paid-in surplus or surplus created as a result of a revaluation of property) or (c) other or additional (or less) securities or property (including cash) by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then, and in each such case, the Holder of this Warrant, upon the exercise thereof as provided in Section 1, shall be entitled to receive, subject to the limitations and restrictions set forth above, the amount of securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise if on the Grant Date it had been the holder of record of the number of shares of Common Stock (as constituted on the Grant
     Date) subscribed for upon such exercise as provided in Section 1 and had thereafter, during the period from the Grant Date to and including the date of such exercise, retained such shares and/or all other additional (or less) securities and property (including cash in the cases referred to in clauses (b) and (c) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by
     Section 8.2.

          9.2 Adjustment for Reorganization, Consolidation, Merger, Etc. In case of any reorganization of the Company (or any other corporation, the securities of which are at the time receivable on the exercise of this Warrant) after the Grant Date or in case after such date the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, the Holder of this Warrant upon the exercise thereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in
     Section 8.1; in each such case, the terms of this Warrant shall be applicable to the securities or property receivable upon the exercise of this Warrant after such consummation.

          9.3 Certificate as to Adjustments. In each case of an adjustment in the number of shares of Common Stock (or other securities or property) receivable on the exercise of the Warrant, the Company at its expense will promptly compute such adjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of (a) the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the pro forma adjusted Exercise Price. The Company will forthwith mail a copy of each such certificate to the holder of this Warrant.

          9.4 Notices of Record Date, Etc.

          In case:

               (a) the Company shall take a record of the holders of its Common Stock (or other securities at the time receivable upon the exercise of the Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; or

               (b) of any capital  reorganization  of the Company  (other than a stock split or reverse stock split), any reclassification of the capital stock of the Company, any consolidation or merger of the
          Company with or into another corporation (other than a merger for purposes of change of domicile) or any conveyance of all or substantially all of the assets of the Company to another corporation; or

               (c) of any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company shall mail or cause to be mailed to each holder of the Warrant at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as to which the holders of record of Common Stock (or such other securities at the time receivable upon the exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the date therein specified and the Warrant may be exercised prior to said date during the term of the Warrant no later than five (5) days prior to said date.

     10. Legend. In the event of the exercise of this Warrant and the issuance of any of the Warrant Stock hereunder, all certificates representing Warrant Stock not then registered for sale to the public under the 1933 Act shall bear on the face thereof substantially the following legend, insofar as is consistent with Delaware law:

          "The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the Securities laws of any state or other jurisdiction, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of, unless registered pursuant to the provisions of that Act and of such Securities laws or an opinion of counsel acceptable to the Corporation is obtained stating that such disposition is in compliance with an available exemption from such registration."

     11. Applicable Law. This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware and of the United States of America.

     12. Notice. Notices and other communications to be given to the Holder of the Warrant evidenced by this certificate shall be deemed to have been sufficiently given, if delivered or mailed, addressed in the name and at the address of such owner appearing on the records of the Company, and if mailed, sent registered or certified mail, postage prepaid. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or mailed, by registered or certified mail, postage prepaid, to the Company at 20 Ketchum Street, Westport, CT 06880, Attn: Chief Financial Officer, or at such other address as the Company shall have designated by written notice to such registered owner as herein provided, Notice by mail shall be deemed given when deposited in the United States mail as herein provided.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year set forth below.

Dated:     January 10, 2002

                                 NCT GROUP, INC.


                                 By:
                                     -------------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------

                              WARRANT EXERCISE FORM
         (to be executed by the Holder in order to exercise the Warrant)

                  TO:         NCT Group, Inc.
                              20 Ketchum Street
                              Westport, CT 06880
                              Attention:  Cy E. Hammond
                              Senior Vice President, Chief Financial Officer

     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______________ shares of Common Stock of NCT Group, Inc.

     The undersigned hereby makes payment for the foregoing shares of Common Stock at the rate of $.07 per share, or an aggregate of $___________. In the alternative, if "Cashless Exercise" as described in Section 1.3 of the within Warrant is desired, then check the following: __________ (If checked, the number of shares of Common Stock will be calculated per Section 1.3 of the within Warrant.)

The undersigned represents, warrants and certifies that all offers and sales of the Warrant Stock shall be made: (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1993 Act; and (ii) in compliance with applicable state securities laws and those of any other applicable jurisdiction.


Dated:
           ---------------------------------


                                    ------------------------------------
                                    Name of Warrant Holder


                                    ------------------------------------
                                    Signature

                       INSTRUCTIONS FOR ISSUANCE OF STOCK
                       ----------------------------------
         (if other than to the registered Holder of the within Warrant)



Name:        _____________________________________________________________
                  (Please type or print in block letters)

Address:  ________________________________________________________________

Social Security or Taxpayer Identification Number:  ______________________